EXHIBIT 5

                 SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.
                         SUITE 1500 RENAISSANCE PLAZA
                             230 NORTH ELM STREET
                       GREENSBORO, NORTH CAROLINA 27401


                               February 9, 2000


FNB Corp.
101 Sunset Avenue
Asheboro, North Carolina 27203

   Re: Up to 1,500,000 Shares of Common Stock, par value $2.50 per share, of FNB Corp. Offered in Connection with FNB Corp.'s Acquisition of Carolina Fincorp, Inc.

Ladies and Gentlemen:

     We have acted as counsel for FNB Corp., a North Carolina corporation (the "Corporation"), in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger dated as of December 28, 1999 (the "Agreement") by and between the Corporation and Carolina Fincorp, Inc., a North Carolina corporation ("Carolina Fincorp"), including the merger of FNB Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of the Corporation, with and into Carolina Fincorp (the "Merger") and the conversion in the Merger of the outstanding shares of common stock, without par value, of Carolina Fincorp into up to 1,500,000 shares of common stock, par value $2.50 per share, of the Corporation (the "Shares").

     For purposes of rendering our opinion as to the legality of the Shares to be issued by the Corporation, we have examined the Corporation's Articles of Incorporation, and all amendments thereto, its Amended and Restated Bylaws, the minutes of its Board of Directors and such of its corporate records as we deemed necessary or appropriate, the Registration Statement on Form S-4, No. 333-93869, and all amendments thereto filed by the Corporation with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933, as amended (the "Registration Statement"), including the Joint Proxy Statement/
Prospectus contained therein (the "Joint Proxy Statement/Prospectus"), and the Agreement. For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents.

     Based upon our review (and subject to the Registration Statement becoming and remaining effective, approval of the Merger by Carolina Fincorp's shareholders, approval of the issuance of the Shares in the Merger by the Corporation's shareholders, receipt of all required regulatory approvals and consummation of the Merger on the terms and in the manner described in the Agreement), we are of the opinion that all necessary corporate action has been taken to authorize the issuance of the Shares as contemplated by the Agreement, and the Shares, if and when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to any reference to this opinion and to our firm name under the heading "Legal Matters" in the Joint Proxy Statement/ Prospectus. We do not, however, thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                               Very truly yours,

                               /s/ SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.